Exhibit (s)

Calculation of Filing Fees Tables

Form N-2

(Form Type)

Partners Group Private Equity (Master Fund), LLC

(Exact Name of Registration as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Shares of Beneficial Interest	457	(o)	-	-	$1,700,000,000	0.00014760	$250,920.00
Fees Previously Paid	-	-	-		-	-	$100,000	0.00012120	12.12
		Total Offering Amount					$1,700,000,000		$250,920.00
		Total Fees to Be Paid							$250,907.88
		Total Fees Previously Paid							-
		Net Fee Due							$250,907.88

(1)	Estimated pursuant to Rule 457(o) under the Securities Act of 1933 solely for the purpose of determining the registration fee.